Filed pursuant to Rule 433
                                                   Registration No. 333-130684

                     Preliminary Mortgage Loan Level Data

                 Morgan Stanley Mortgage Loan Trust 2007-11AR
                               (Issuing Entity)

             Mortgage Pass-Through Certificates, Series 2007-11AR

                     Morgan Stanley Mortgage Capital Inc.
                             (Seller and Sponsor)

                         Morgan Stanley Capital I Inc.
                                  (Depositor)

                   IMPORTANT NOTICE REGARDING THE CONDITIONS
                 FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuing entity nor the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

               STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

The registration statement referred to above (including the prospectus) is incorporated in this free writing prospectus by reference and may be accessed by clicking on the following hyperlink:

http://www.sec.gov/Archives/edgar/data/762153/000091412106000636/0000914121-06-000636.txt
-----------------------------------------------------------------------------------------

                  IMPORTANT NOTICE RELATING TO AUTOMATICALLY
                          GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this material is attached are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

            ------------------------------------------------------
Pool Name:  v1
Loan Count: 1781
Balance:    567,794,333.83
                                                                     INTERNAL
            ------------------------------------------------------
Ratings                         FF              LS             LC
            ------------------------------------------------------
AAA                          22.72           47.31          10.75
AA+                          20.00           41.25           8.25
AA                           16.74           38.82           6.50
AA-                          15.68           36.67           5.75
A+                           14.66           34.10           5.00
A                            13.58           33.13           4.50
A-                           12.75           31.37           4.00
BBB+                         11.72           32.01           3.75
BBB                          10.77           30.17           3.25
BBB-                          9.50           28.95           2.75
BB+                           8.09           29.67           2.40
BB                            6.67           28.50           1.90
BB-                           5.49           29.16           1.60
B+                            4.32           27.78           1.20
B                             3.16           28.47           0.90
B-                            1.97           30.48           0.60
            ------------------------------------------------------

                          Moodys -                          Internal
          'Moodys -       50%
          100%            Aarvest/50%
          Arvest          Wells
Aaa                  8.05               8.00
Aa1                  6.75               6.70
Aa2                  5.55               5.50
Aa3                  4.85               4.80
A1                   4.25               4.20
A2                   3.65               3.65
A3                   3.10               3.10
Baa1                 2.65               2.60
Baa2                 2.20               2.20
Baa3                 1.95               1.95
Ba1                  1.70               1.70
Ba2                  1.55               1.55
Ba3                  1.35               1.35
B1                   1.25               1.25
B2                   1.15               1.15
B3

                                                     Expected
     Rating          Frequency        Severity         Loss
      AAA
      AA+
       AA
      AA-
       A+
       A
       A-
      BBB+
      BBB
      BBB-
      BB+
       BB
      BB-
       B+
       B

                                            Moodys -
                           'Moodys -        50%                                        'Moody's
                            100%            Arvest/50%                                 OC
                S&P         Arvest          Wells       Fitch                          Sizing   S&P
Aaa           10.75           8.05              8.00    0.00
Aa1            8.25           6.75              6.70    0.00
Aa2            6.50           5.55              5.50    0.00
Aa3            5.75           4.85              4.80    0.00
A1             5.00           4.25              4.20    0.00
A2             4.50           3.65              3.65    0.00
A3             4.00           3.10              3.10    0.00
Baa1           3.75           2.65              2.60    0.00
Baa2           3.25           2.20              2.20    0.00
Baa3           2.75           1.95              1.95    0.00
Ba1            2.40           1.70              1.70    0.00
Ba2            1.90           1.55              1.55    0.00         OC Target
Ba3            1.60           1.35              1.35    0.00
B1             1.20           1.25              1.25    0.00         Delq Trigger
B2             0.90           1.15              1.15    0.00         CummLoss
B3             0.60              -                 -